Exhibit 99.1

333 West Wacker Drive
Chicago IL 60606
Tel: +1 312 897-4000

Contact	Matt Schuler	Date	September 25, 2018
Email	matt.schuler@lasalle.com	Telephone	+1 312 897 4192

News Release

JLL Income Property Trust
Achieves 4-Star Sustainability Rating -
First NAV REIT to Appear in GRESB Report

Chicago (September 25, 2018) - JLL Income Property Trust, an institutionally managed daily NAV REIT (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX) earned a 4-star GRESB Rating in the 2018 Real Estate Assessment, and in so doing has become the first NAV REIT to be rated by the leading, institutionally accepted, global non-profit agency committed to creating better places for people and communities. GRESB, which stands for Global Real Estate Sustainability Benchmark, evaluates the environmental, social and governance (ESG) performance of real estate investment portfolios worldwide.

JLL Income Property Trust, which currently owns a 71 property, $2.7 billion portfolio of core commercial real estate on behalf of private investors, achieved the first NAV REIT GRESB Rating, earning 4 out of 5 stars in the global ESG benchmark for real estate. GRESB’s recently announced the annual survey results which include over 900 real estate companies and funds with more than 79,000 assets.

“We believe that integrating ESG into our day-to-day work is one of the most efficient ways to improve our long-term investment performance for our clients while minimizing our impact on the environment,” said Allan Swaringen, President & CEO of JLL Income Property Trust. “We pride ourselves on being an industry leader in ESG best practices. Partnering with global and national organizations to benchmark our fund’s performance in factors critically important to financial advisors and their clients demonstrates our commitment to socially responsible investing, allows us to learn and share our expertise, and, studies show, can improve our long-term investment performance.”

JLL Income Property Trust is an institutionally managed, daily NAV REIT that gives investors access to a growing portfolio of commercial real estate investments selected by an institutional investment management team and sponsored by one of the world’s leading real estate services firms.

For more information on JLL Income Property Trust, please visit our website at www.jllipt.com.

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About GRESB
GRESB is an industry-driven organization transforming the way capital markets assess the environmental, social and governance (ESG) performance of real asset investments. More than 900 property companies and funds, jointly representing more than USD 3.6 trillion in assets under management, participated in the 2018 GRESB Real Estate Assessment. The Infrastructure Assessment covered 75 funds and 280 assets, and 25 portfolios complete the Debt Assessment. GRESB data and analytical tools are used by more than 75 institutional and retail investors, including pension funds and insurance companies, collectively representing over USD 18 trillion in institutional capital, to engage with investment managers to enhance and protect shareholder value. Greater transparency on ESG issues has become the norm, with GRESB widely recognized as the global ESG benchmark for real assets. For more information about GRESB and its ESG benchmarking and reporting for real estate, visit https://gresb.com/gresb-real-estate-assessment.

About JLL Income Property Trust (NASDAQ: ZIPTAX; ZIPTMX; ZIPIAX; ZIPIMX)
Jones Lang LaSalle Income Property Trust, Inc. is a daily valued perpetual life real estate investment trust (REIT) that owns and manages a diversified portfolio of high quality, income-producing apartment, industrial, office and retail properties located primarily in the United States. JLL Income Property Trust expects to further diversify its real estate portfolio over time, including on a global basis. For more information, visit www.jllipt.com.

About LaSalle Investment Management
LaSalle Investment Management, Inc., a member of the JLL group and advisor to JLL Income Property Trust, is one of the world’s leading global real estate investment managers with nearly 700 employees in 17 countries worldwide and approximately $60 billion of assets under management of private and public property equity and debt investments. LaSalle’s diverse client base includes public and private pension funds, insurance companies, governments, endowments and private individuals from across the globe. For more information, visit www.lasalle.com.

Forward Looking Statements and Future Results
This press release may contain forward-looking statements with respect to JLL Income Property Trust. Forward-looking statements are statements that are not descriptions of historical facts and include statements regarding management’s intentions, beliefs, expectations, research, market analysis, plans or predictions of the future. Because such statements include risks, uncertainties and contingencies, actual results may differ materially from those expressed or implied by such forward-looking statements. Past performance is not indicative of future results.